                                                                    Exhibit 10.9



                                                                  April 30, 1997



Mr. Charles Watson
11766 Quail Creek Drive
Houston, Texas 77070


Dear Chuck:

     Subject to the ratification of this Agreement by the Compensation, Corporate Governance and Human Resources Committee ("Compensation Committee") of the Board of Directors of NGC Corporation, set forth below are the terms of your employment by NGC Corporation (hereinafter referred to as "NGC" or the "Company").

     1.   Title and Duties

          Your title will be Chairman and Chief Executive Officer of the Company. Your duties and responsibilities will be as described in the Company's Bylaws and as delegated by the Board of Directors of the Company from time to time during the Term of the Agreement, to the extent such duties and responsibilities are consistent with your duties and responsibilities as of January 31, 1997, or as otherwise agreed by you. On May 15, 2000, you may, should you elect to do so, serve only as Chairman of the Company, and your duties will be correspondingly adjusted in a manner consistent with the Company's Bylaws and as mutually agreed by you and the Board of Directors of the Company. You shall devote your full time, energy and skill to the performance of your duties for NGC, and will exercise due diligence and reasonable care in the performance of such duties. You shall at all times report directly to the Board of Directors of the Company.

     2.   Term

          (a) Unless earlier terminated as provided for herein, the term of this Agreement will be for five years, beginning on May 15, 1997, and ending on May 14, 2002 (the "Term").

          (b) If your employment with NGC is terminated by you due to your voluntary resignation or by NGC for "cause", this Agreement shall terminate immediately (except for the confidentiality, non-competition and non-solicitation provisions of Paragraph 4, and the provisions of Paragraphs 5 and
6), and the Company shall have no further obligation to you except for the payment of amounts due before the date of such termination and except that you will be fully vested with regard to all stock options (irrespective of the date of the grant of such options and irrespective of the vesting schedule otherwise applicable to such options) previously granted to you in lieu of incentive compensation payable in cash, to which you were otherwise entitled under the Incentive Compensation Plan, as provided in Paragraph 3(b) below, and you shall be permitted to retain such options for future exercise or sell such stock received on exercise as though you had remained in the

Mr. Charles Watson                      Page 2                    April 30, 1997


employment of the Company until the end of the Term, and the Company shall take such actions as permitted by applicable law to cause such vesting and option retention. However, nothing in this Paragraph 2(b) shall require accelerated vesting or accelerated exercisability of any other stock options that you may have been granted. You further agree that the benefits which you have received from the execution of this Agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment of amounts due before the date of such termination and except for you being full vested with regard to all stock options (irrespective of the date of the grant of such options and irrespective of the vesting schedule otherwise applicable to such options) previously granted to you in lieu of incentive compensation payable in cash, to which you were otherwise entitled under the Incentive Compensation Plan, as provided in Paragraph 3(b) below, and you shall be permitted to retain such options for future exercise or sell such stock received on exercise as though you had remained in the employment of the Company until the end of the Term, and the Company shall take such actions as are permitted by applicable law to cause such vesting and option retention. For purposes of this Agreement, you may be terminated for "cause" by majority vote of (excluding yourself) the Board of Directors of NGC as a result of (1) the occurrence of one of the following: (i) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company, which results from a willful act or omission or from gross negligence, and which is materially or potentially materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (ii) your being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company's reputation and standing in the community; (iii) drug or alcohol abuse, but only to the extent that such abuse has an obvious and material effect on the Company's reputation and/or on the performance of your duties and responsibilities under this Agreement; (iv) willful and continued failure to perform your duties under this Agreement; or (v) any other material breach of this Agreement by you, and (2) such event, conduct or condition that may result in termination for cause is not cured within thirty days after written notice is delivered to you from the Company. For these purposes, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. In the event corrective action is not satisfactorily taken by you, in each case as determined by the Board, as described above, a final written notice of termination shall be provided to you by the Company.

          (c) If your employment is terminated during the Term of this Agreement due to resignation following "constructive termination" (as defined below) or for any other reason other than your voluntary resignation, death, disability, or discharge for cause, this Agreement shall terminate immediately (except for the confidentiality and non-solicitation provisions of Paragraph 4 and the provisions of Paragraphs 5 and 6) and you shall receive:

               (i) your Base Salary as described in Paragraph 3(a) through the date of termination;

          (ii) in lieu of further payments to you pursuant to Paragraph 3, the Company shall pay you within thirty days of the date of your termination, a lump sum

Mr. Charles Watson                      Page 3                    April 30, 1997

     amount equal to the product of (A) the average annual Base Salary and incentive compensation, whether payable in cash or stock options, you were paid by the Company during the three calendar years preceding the calendar year in which your employment terminated, multiplied by (B) 2.99;

               (iii) a lump sum (without any present value discount) of all deferred compensation payable to you pursuant to the Company's Deferred Compensation Plan and Trust Agreement;

               (iv) a lump sum amount equal to the present value, as determined by the Board of Directors in its sole discretion, of the benefits you would have received or accrued under the provisions (as in effect on the date of termination) of the Company's employee benefit plans had your employment continued for the Term of this Agreement, at the rate of compensation then in effect on the date of termination (including specifically, but without limitation, the benefits which you would have been entitled to receive (directly or indirectly) pursuant to all Split Dollar Agreements between the Company and you (or any irrevocable trust created by you), and the Charitable Donation Plan approved by the Company's Compensation Committee at its March 14, 1996 Meeting;

               (v) full vesting in all stock options previously granted to you (irrespective of the date of the grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options); you shall be permitted to retain such options for future exercise or sell such stock received on exercise as though you had remained in the employment of the Company until the end of the Term, and the Company shall take such actions as are permitted by applicable law to cause such vesting and option retention;

               (vi) additionally, the provisions of Paragraphs 3(f), 8(h) and 8(i) shall remain in effect as though this Agreement expired at the end of its Term described in Paragraph 2(a), irrespective of its earlier termination; and

               (vii) a lump sum amount (without any present value discount) of the benefits to be provided to you under Paragraph 3(i) of this Agreement, such perquisites set forth on Schedule I attached hereto (other than the vacations and holidays identified as number 4 and the use of the Company aircraft identified as number 7 on Schedule I) and such other perquisites (if any) being provided to you on the date of your termination, as if you were still employed for the remainder of the Term of this Agreement, with regard to those benefits to be provided to you during the Term of this Agreement, and as if you had completed the Term of this Agreement, with regard to those benefits to be provided to you upon completion of the Term of this Agreement.

          For purposes of this Agreement a "constructive termination" shall be deemed to have occurred in the event that (i) your Base Salary as defined in Paragraph 3(a), bonus compensation under Paragraph 3(b), option grants under Paragraph 3(d) or other compensation as described in Paragraph 3(e) and 3(f) is reduced; (ii) a significant diminution in your responsibilities, authority or

Mr. Charles Watson                      Page 4                    April 30, 1997

scope of duties is effected by the Board of Directors and such diminution is made without your written consent (without regard to whether or not any change is made to your title); (iii) the Company materially breaches this Agreement or
(iv) a change in control of the Company occurs. For purposes of this Agreement, a "change in control of the Company" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting stock of the Company; (b) the Company is merged with or into or consolidated with another person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule l3d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act) of 50% or more of the voting power of the voting stock of the surviving or resulting person; (c) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the Board of Directors of the Company of thirty days' advance written notice of such constructive termination and the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction. Unless you withdraw such notice prior to the expiration of such thirty day period, such resignation shall take effect upon the expiration of thirty days from the date of the delivery of such notice. Any other resignation by you shall be communicated by thirty days' advance written notice.

          (d) If you die, or become disabled and cannot perform your duties, this Agreement shall terminate immediately and you (or your estate) shall be entitled to the Base Salary (as defined in Paragraph 3 (a)) payable to you hereunder for twelve months following the month in which you die or become disabled, plus the amount of any guaranteed bonus as described in Paragraph 3(b) guaranteed pursuant to Paragraph 3(b) for the year of death or disability, prorated through the date of death or disability. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability

Mr. Charles Watson                      Page 5                    April 30, 1997

plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you). In addition, you or your estate shall be entitled to the benefits of Paragraph 5 below, and the Company will maintain (i) for a period of twenty-four months from the date of your death or disability, all health insurance that the Company was maintaining for you and/or your estate and for your family as of the date of your death or disability and (ii) at all times following the date of your death or disability, all Directors and Officers Liability Insurance that the Company was maintaining for you and/or your estate as of the date of your death or disability. Finally, if your death or the date of your disability occurs on or after May 15, 2000, then you or your estate (whichever situation is applicable) shall be fully vested with regard to all stock options previously granted to you (irrespective of the date of the grant of such stock options and irrespective of the vesting schedule otherwise applicable to such options); however, if your death or the date of your disability occurs before May 15, 2000, then you or your estate will nevertheless be fully vested with regard to all stock options (irrespective of the date of the grant of such options and irrespective of the vesting schedule otherwise applicable to such options) previously granted to you in lieu of incentive compensation payable in cash, to which you were otherwise entitled under the Incentive Compensation Plan, as provided in Paragraph 3(b) below; in either event, you or your estate shall be permitted to retain such options for future exercise or sell such stock received on exercise as though you had remained in the employment of the Company until the end of the Term, and the Company shall take such actions as are permitted by applicable law to cause such vesting and option retention.

     3.   Compensation

          (a) Each year during the Term hereof, you will be paid a base salary of $999,000 per annum ("Base Salary"), payable in accordance with the Company's payroll guidelines. Increases may be made to your Base Salary at the discretion of the Board of Directors, based upon your individual performance.

          (b) You shall be a participant in the Company's Incentive Compensation Plan. You shall receive a guaranteed Incentive Compensation Plan bonus of at least $500,000 per annum during the five year Term, which guaranteed amount shall be prorated for any calendar year during the Term hereof that is less than twelve (12) full months. As part of NGC's incentive compensation program, you will have the opportunity to earn up to 200% of your Base Salary, dependent upon certain financial or performance objectives, determined in accordance with such program, and by the Board. At your election, in lieu of paying you all or part of such incentive compensation bonus, the Company will allow you to direct that all or part of such incentive compensation shall be allocated by the Company to, or expended directly for, charitable contributions of your selection and/or payments of insurance premiums pursuant to any Split Dollar Agreement between the Company and the Watson 1996 Family Trust (an irrevocable trust created on March 22, 1996, by you and Kim R. Watson, as the Grantors, and David C. Feldman, as the Trustee). To the extent any incentive compensation in excess of the minimum guaranteed amount referenced above is payable under the Incentive Compensation Plan in any year to you, at your election, in lieu of paying such amount, the Company will provide you with stock options of equal value. "Equal value", for such purpose, will be determined by an independent consultant selected by the Board. You will be responsible for the

Mr. Charles Watson                      Page 6                    April 30, 1997

tax consequences to you of any such election. Notwithstanding anything in this Paragraph 3(b) to the contrary, on and after May 15, 2000, should you elect to serve solely as Chairman of the Company, you shall be entitled under the Company's Incentive Compensation Plan to only the minimum guaranteed bonus described in this Paragraph 3(b) for years in which you do not serve as Chief Executive Officer, except as otherwise determined by the Company's Board of Directors.

          (c) You shall be designated as a participant in the NGC Corporation Equity Option Plan (the "Option Plan"), the NGC Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan") and any other option or warrant plans established by the Company, and shall be entitled to purchase shares of common stock of the Company provided thereunder. At a minimum, each year (meaning for each twelve (12) month period commencing with the most recent May 15 date) during the Term of this Agreement, commencing May 15, 1997, you will receive stock option grants, with an exercise price equal to market price on date of grant, under the Stock Option Plan, with a five year projected value of $1,500,000. You recognize that the projected value is subject to the future market performance of the Company stock and that there is no guarantee that the projected value of such options will achieve that actual value. "Projected value" means that at the end of five years from date of grant, assuming increase in market price of 15% per annum during the five years, the stock option may be exercised to obtain stock having a market price of $1,500,000 in excess of the exercise price. These options are subject to the vesting, forfeiture and other terms and conditions of the Stock Option Plan, except as specifically provided to the contrary in this Agreement.

          (d) You will be entitled to participate in NGC's benefits programs for senior management executives, including, without limitation, NGC's deferred compensation plan for executives, and NGC's Alternative Benefits for Senior Executives Plan.

          (e) You shall be entitled to participate in, and shall be entitled to receive all benefits available to a participant under, such other plans as the Board in its discretion determines, which shall include, but not be limited to, all Split Dollar Agreements between the Company and the Watson 1996 Family Trust (an irrevocable trust created on March 22, 1996 by you and the Kim R. Watson, as the Grantors, and David C. Feldman, as the Trustee), and the Charitable Donation Plan approved by the Company's Compensation Committee at its March 14, 1996 meeting.

          (f) During the Term of this Agreement, or until termination of this Agreement if this Agreement terminates prior to expiration of the Term (except as provided in Paragraph

Mr. Charles Watson                      Page 7                    April 30, 1997

2(c)(vi)), the Company will pay all premiums on a policy of insurance providing term protection only and no cash values, with a death benefit payable upon your death in the amount of $1,000,000. You shall at all times own the policy and have the right to designate the beneficiary of any death proceeds. You will be responsible for policy selection, coverage and effectiveness of the policy and any income taxes arising in connection therewith; the Company's only obligation being to pay such premiums.

          (g) You shall be entitled to participate in such other plans and receive such other perquisites as the Board of Directors of the Company in its sole discretion determines. You shall also receive the perquisites set forth on
Schedule I attached hereto and by this reference incorporated herein.

          (h) If you complete the Term of this Agreement prior to your separation from employment for any reason, then in addition to being entitled to all compensation, awards, grants or benefits made by the Company to you or otherwise earned by you pursuant to this Agreement or any employee benefit plans of which you are a participant, to the extent permitted by applicable law and the terms of the applicable plan document, you will be fully vested with regard to all stock options previously granted to you (irrespective of the date of the grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options), including, but not limited to, such stock options granted to you under the Option Plan and/or the Stock Option Plan. The grant instruments awarding you such options shall be written consistently with this Paragraph 3(h), to the extent permitted by applicable law. If you do not complete the Term of this Agreement prior to your separation from employment due to termination in accordance with Paragraph 2(c) or 2(d), then you shall also be fully vested with regard to all stock options previously granted to you to the extent provided in Paragraph 2(c) or 2(d); furthermore, if you do not complete the Term of this Agreement prior to your separation from employment due to termination other than in accordance with Paragraph 2(c) or 2(d), then you shall only be fully vested with regard to all stock options (irrespective of the date of the grant of such options and irrespective of the vesting schedule otherwise applicable to such options) previously granted to you in lieu of incentive compensation payable in cash, to which you were otherwise entitled under the Incentive Compensation Plan, as provided in Paragraph 3(b) above; in either event, you shall be entitled to retain such options for future exercise or sell such stock received on exercise as though you had remained in the employment of the Company until the end of the Term, and the Company shall take such actions as are permitted by applicable law to cause such vesting and option retention.

          (i) In the event that you remain continuously employed through May 15, 2002 or your separation from employment prior to completion of the Term of the Agreement is due to termination pursuant to Paragraph 2(c), then the Company shall provide to you at its expense for a period of five years thereafter an office separately located from the offices of the Company that is comparable in size and facilities to that provided by the Company during the Term of this Agreement. The Company shall also pay for maintenance of such office space. You shall also be entitled to equip the office with (and retain as your own following completion of the five year period) the furniture, cabinets, pictures, equipment and office furnishings (but not any intrinsically valuable art works or collectibles) used by you in your office at the end of the Term or at the time of

Mr. Charles Watson                      Page 8                    April 30, 1997

termination. You shall be responsible for the tax consequences to you of the provisions of this Paragraph 3(i).

     4.   Confidentiality

          You recognize and acknowledge that:

          (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading energy commodities, natural gas, natural gas liquids, crude oil, coal, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

          (b) At the termination of your employment you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

          (c) To protect and safeguard the Company's trade secrets and Confidential Information and also the Company's goodwill with its suppliers and clients, for a period of twenty-four months following the termination of your employment for any reason other than pursuant to Paragraph 2(c) above, you will not, within a 50 mile radius of any location where the Company had an office at any time during the Term hereof or any location where a client or supplier of the Company (which is a material client or supplier at any time during the Term hereof) had an office at any time during the Term hereof, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of the Company, as hereinafter defined. The preceding sentence shall not apply, if your employment is terminated pursuant to Paragraph 2(c) above. For purposes of this Agreement, a "competitor of the

Mr. Charles Watson                      Page 9                    April 30, 1997

Company" is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, derived twenty percent (20%) or more of its gross revenues, or twenty percent (20%) or more of its gross profits, or Fifty Million Dollars ($50,000,000) or more in gross revenues, from the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. For purposes of this Paragraph and notwithstanding anything to the contrary contained in the preceding sentence, the following entities shall not be deemed to be competitors of the Company: (i) a Local Distribution Company ("LDC") to the extent that any purchases or sales by such LDC are only for consumption on its system; (ii) a natural gas producer to the extent that such producer sells only its own production or production of other working interest owners in wells in which it owns an interest; (iii) a natural gas pipeline company in the jurisdictional aspects of its business, i.e., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliate's own production as described in clause
(ii) of this Paragraph 4(c)). The terms of this Paragraph 4(c) shall not apply to your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed five percent of the total outstanding shares of any such company.

          (d) For a period of twenty-four months after the expiration or termination of your employment for whatever reason other than pursuant to Paragraph 2(c) above or for a period of twelve months following the termination of your employment pursuant to Paragraph 2(c) above, you shall not induce or otherwise entice any employee of the Company to leave the Company, nor shall you attempt to hire any of the Company's employees, provided that you shall always have the right to induce or otherwise entice your personal secretary to leave the Company to work for you.

          (e) You agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. You agree that, in the event of a breach or threatened breach by you of any of the provisions of this Paragraph 4, the Company shall be entitled to injunctive relief restraining and preventing you from any violation thereof, as any such breach or threatened breach would cause irreparable injury to the Company for which it would have no adequate remedy at law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach, including the recovery of damages from you. You also agree that the general public shall not be harmed by
enforcement of this Paragraph 4.   Should any provision in this Paragraph 4 be
held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

     5.  Indemnification

Mr. Charles Watson                      Page 10                  April 30, 1997

          If, at any time during or after the Term of this Agreement, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you.

     6.   Arbitration

          Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Paragraph 4, be adjudged only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. Subject to the limitations set forth below, the arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just; however, notwithstanding the above, in the event you are the prevailing party, then the Company agrees to reimburse you for all such costs of arbitration, including but not limited to attorneys' fees and arbitrators' fees and expenses reasonably incurred by you; further provided, however, notwithstanding the above, in the event the Company is the prevailing party, then the total costs of arbitration, including but not limited to attorneys' fees reasonably incurred by the Company and arbitrators' fees and expenses, that may be allocated to you by the arbitrator(s) shall not in any event exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, you shall be entitled to seek specific performance in a court of competent jurisdiction of your right to be paid your full compensation until your separation from employment, during the pendency or dispute of any controversy arising under or in connection with this Agreement.

Mr. Charles Watson                      Page 11                  April 30, 1997

     7.   Physical Examination

          You agree, during each fiscal year of the Company, to undergo a complete physical examination at Company expense, and you further agree that the finding or diagnosis of a terminal illness or physical or mental condition that will materially impair your ability to perform your duties and responsibilities under this Agreement, which is the result of such examination, will be disclosed to the Executive Committee of the Board. You agree to direct such disclosure to the Executive Committee of the Board by an instrument in writing, if necessary, but no disclosure shall be made to any other party without your written consent.

     8.   Other Provisions

          (a) This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

          (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties; provided that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination. In the event of any such transfer or assignment by the Company, the rights and privileges of the Board hereunder shall be vested in the Board of Directors or other governing body of the transferee or successor entity, and the protection afforded to the Company's affiliates hereunder shall extend to the affiliates of such transferee or successor entity. However, notwithstanding anything to the contrary contained herein, this Agreement will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any such successor by agreement, in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In addition to your rights above, if a change in control of the Company occurs as described in Paragraph 2(c) above, the failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you resigned your employment due to a constructive termination as described in Paragraph 2(c) above, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 8(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement and all rights of the parties hereto shall inure to the benefit of and be enforceable by the parties hereto, their assigns, personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

Mr. Charles Watson                      Page 12                   April 30, 1997


          (c) Except as otherwise provided herein, the provisions of Paragraphs 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

          (d) This Agreement supersedes all previous employment agreements, written or oral, between the Company and you. You hereby represent and warrant to the Company that, as of January 31, 1997, you have been paid in full all compensation currently payable or owing from the Company, except for amounts owing to you under the Company's Deferred Compensation Plan and Trust Agreement and/or any other employee benefit plans with respect to which benefits are not yet currently payable to you. The Company represents and warrants that until May 15, 1997, you will be paid in full all compensation currently payable or owing from the Company under the provisions of that certain Employment Agreement dated May 19, 1992 between you and Natural Gas Clearinghouse, the predecessor to the Company (which provisions shall continue to apply until May 15, 1997, at which time the provisions of this Agreement shall apply), except for amounts owing to you under the Company's Deferred Compensation Plan and Trust Agreement and/or any other employee benefit plans with respect to which benefits are not yet currently payable to you. You further hereby represent and warrant that, if the Company satisfies all of its obligations to you in accordance with the preceding sentence, then as of May 15, 1997, you will have been paid in full all compensation currently payable or owing from the Company, except for amounts owing to you under the Company's Deferred Compensation Plan and Trust Agreement and/or any other employee benefit plans with respect to which benefits are not yet currently payable to you. This Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

          (e) Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

          If to you:                If to the Company
          ---------                 -----------------

          Charles Watson            NGC Corporation
          11766 Quail Creek Drive   1000 Louisiana, Suite 5800
          Houston, Texas 77070      Houston, Texas 77002-5050

          (f) If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such

Mr. Charles Watson                      Page 13                   April 30, 1997


invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

          (g) You shall not be required to mitigate damages (or the amount of any compensation provided under this Agreement to be paid) following your termination of employment, by seeking employment or otherwise.

          (h) In the event that the Incentive Compensation Plan, the Deferred Compensation Plan and Trust Agreement, the Option Plan or the Stock Option Plan are amended to reduce, modify limit or restrict any of your accrued or vested rights thereunder, no such amendment shall apply to you without your written consent.

          (i) The Company shall maintain during the Term of this Agreement and for all times thereafter Directors and Officers Liability Insurance covering you (or your estate, if you are deceased or incompetent), which provides coverage at least as favorable to you (or your estate, if you are deceased or incompetent), as coverage under the Company's policy in effect on December 31, 1996, and which coverage shall be increased from time to time in such amounts as the Board may determine to be appropriate in light of the Company's operations.

          (j) The Company will not amend the provisions of its governing documents which pertain to your indemnification in your capacity as an officer and/or member of the Board of the Company except to substitute therefor provisions which are more favorable to you, except as otherwise required by law or the rules of any securities exchange or similar entity, or by applicable law.

Mr. Charles Watson                      Page 14                  April 30, 1997


     If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.


                              NGC CORPORATION



                              By: /s/ Michael B. Barton
                                 ------------------------------
                                    Its: Vice President-Human Resources
                                        -----------------------


AGREED AND ACCEPTED this
30th day of April, 1997,
and effective as of May 15, 1997





/s/ Charles Watson
----------------------------------
Charles Watson

                    Watson Employment Agreement - Schedule I


                             EXECUTIVE PERQUISITES


Except as provided below, as long as you remain in the employment of the Company during the Term of this Agreement, you will be entitled to the following:

1. At your option, the use of an automobile of a type equivalent to that presently provided by the Company for use by you, your spouse and members of your immediate family, or a cash automobile allowance of $2,000 per month.

2. Personal membership in the Petroleum Club in Houston, Texas and two (2) other downtown Houston luncheon clubs of your choice, including dues and all business-related expenses reimbursed. These memberships shall be assigned to you in the event of termination of the Agreement for any reason, and you shall pay dues from the date of termination but you shall not be obligated to reimburse the Company for any amounts paid by the Company prior to termination.

3. Personal country club membership in two (2) country clubs of your choice, including dues and all business-related expenses reimbursed. These memberships shall be assigned to you in the event of termination of the Agreement for any reason, and you shall pay dues from the date of termination but you shall not be obligated to reimburse the Company for any
     amounts paid by the Company prior to termination.   Notwithstanding
     anything to the contrary in this Agreement or this Schedule, in no case shall the Company be obligated to pay any amount of dues, fees or reimbursement for or to any country club or luncheon club that, in the determination of the Board, in its sole discretion, restricts membership or the performance of services or the use of facilities on the basis of race, religion, gender or national origin.

4. Vacations and holidays in accordance with the Company's policies in effect from time to time for its senior executive officers, but not less than eight (8) weeks of vacation during each fiscal year.

5. A benefit package including medical, hospital, dental, disability and life insurance plans and coverage for you and your spouse and children at least as favorable to you (and your spouse and children) as that provided to you immediately prior to the commencement of the Term of this Agreement unless, with respect to any particular plan or coverage, the continuation of such existing plan or coverage would have material adverse financial or regulatory consequences to the Company.

6. Reimbursement of fees for financial planning and income tax preparation (and reasonable accounting and legal fees associated therewith), which fees shall not in the aggregate exceed One Hundred Thousand Dollars ($100,000).

7. Use of any aircraft owned or leased by the Company for Company business in accordance with the policies adopted by the Board, which policy is subject to the approval of the Board after May 15, 1997. You may also, in accordance with such policies, which shall not be amended as they apply to you without your prior consent, use any aircraft owned or leased by the Company for your own personal business; provided, however, that (i) such use does not adversely interfere with the use of such aircraft for Company business, (ii) you shall maintain any records reasonably requested by the Board, (iii) you shall compensate the company for such use at the Company's actual after-tax costs for the use of such aircraft and (iv) such personal use by you does not exceed fifty (50) hours of flight time usage of such aircraft on a calendar year basis. You shall be responsible for paying any income taxes attributable to taxable income arising from such aircraft use.